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                                                                     EXHIBIT 5.1


                                 April 20, 1999

SunTrust Banks, Inc.
303 Peachtree Street
Atlanta, Georgia 30308

Ladies and Gentlemen:

         I have acted as counsel for SunTrust Banks, Inc., a Georgia corporation ("SunTrust"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to 3,000,000 shares of common stock, par value $1.00 per share, of SunTrust (the "SunTrust Common Stock") to be issued from time to time in connection with acquisitions entered into by SunTrust.

         In so acting, I have reviewed the Registration Statement. I have also reviewed such matters of law and examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as I have deemed necessary or appropriate to enable me to render the opinions set forth below. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies and, as to certificates of public officials, I have assumed the same to have been properly given and to be accurate. I also have relied, as to various matters of fact relating to the opinions set forth below, on certificates of public officials and officers of SunTrust.

         Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth below, I am of the opinion that the shares of SunTrust Common Stock issuable in connection with the Registration Statement are duly authorized and, when such shares are issued against payment therefor, will be validly issued, fully paid and nonassessable.

         I am a member of the Bar of the State of Georgia and, accordingly, do not purport to express any opinion herein concerning any law other than the laws of the State of Georgia and the federal law of the United States.

         This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of SunTrust in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without prior written consent.

         I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus that is included in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.


                                                 Very truly yours,

                                                 /s/ Raymond D. Fortin

                                                 Raymond D. Fortin, Esq.